Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of New You, Inc. on Form S-1 of our report dated March 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of New You, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

July 24, 2020

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